Exhibit 99.1

         Arrow Electronics Elects Fran Keeth to Its Board of Directors

     MELVILLE, N.Y.--(BUSINESS WIRE)--Aug. 3, 2004--Arrow Electronics, Inc. (NYSE:ARW) today announced that Fran Keeth, 57, has joined its Board of Directors. Ms. Keeth will bring the number of independent directors on Arrow's 10-person Board of Directors to 9, continuing Arrow's commitment to maintain a substantial majority of independent directors. Ms. Keeth will also serve on the fully independent Audit Committee and Compensation Committee of the Board of Directors.
     "Having a Board of Directors that is not only committed to the company but also independent is imperative in today's environment, and we are delighted to welcome Ms. Keeth to our Board of Directors," stated William E. Mitchell, President and Chief Executive Officer of Arrow. "Her experience, both domestic and international, and extensive finance background make her a valuable addition to our Board and our Audit and Compensation Committees. "
     Ms. Keeth is President and Chief Executive Officer of Shell Chemical L.P., a U.S.-based petrochemical company, and is Executive Vice President, Customer Fulfillment and Product Business Units, and Deputy CEO for Shell Chemicals Ltd. Shell Chemical LP is one of several companies within Shell Chemicals. Shell Chemical LP manufactures and delivers base chemicals and intermediates to industrial customers. These products are widely used in plastics, coatings and detergents. The expression "Shell Chemicals" refers to the companies of the Royal Dutch/Shell Group companies, which are engaged in the chemicals business. Each of the companies that make up the Royal Dutch/Shell Group of companies is an independent entity and has its own separate identity.
     Ms. Keeth joined Shell Oil Company in 1970, where she held positions of increasing responsibility in the finance, tax and audit departments for the oil and chemical organizations. In 1992, she moved to Shell International Petroleum Company as Deputy Group Controller, Area Coordinator for the Far East, and Finance Manager, Oil Products. Ms. Keeth joined Mobil Corporation as Controller and Principal Accounting Officer in 1996. She returned to Shell in 1997 to assume the position of Executive Vice President, Finance & Business Systems and Chief Financial Officer for Shell Chemicals Limited. She was appointed to her current position in 2001.
     Ms. Keeth holds a bachelor's degree in business administration, an MBA and a JD degree from the University of Houston in Texas.

     Arrow Electronics is a major global provider of products, services, and solutions to industrial and commercial users of electronic components and computer products. Headquartered in Melville, New York, Arrow serves as a supply channel partner for more than 600 suppliers and 150,000 original equipment manufacturers, contract manufacturers, and commercial customers through a global network of more than 200 locations in 41 countries and territories.

     CONTACT: Arrow Electronics, Inc.
              Eileen M. O'Connor, 631-847-5740
              or
              Paul J. Reilly, 631-847-1872